EX-8


            OPINION & CONSENT-SQUIRE SANDERS & DEMPSEY RE TAX MATTERS

                        Squire, Sanders & Dempsey L.L.P.
                       40 North Central Avenue, Suite 2700
                             Phoenix, Arizona 85004
                              Phone: (602) 528-4000
                            Facsimile: (602) 253-8129

                                 April 12, 2002

LightPath Technologies, Inc.
3819 Osuna, NE
Albuquerque, New Mexico  87109
Attn.  Donna Bogue, Chief Financial Officer and Treasurer

Re:  Issuance of Options in Exchange for Class E shares of
     LightPath Technologies, Inc. (the "Company")

Ladies and Gentlemen:

     We have acted as special tax counsel for the Company with respect to the federal income tax consequences of the issuance of certain options ("Options") pursuant to the "Order and Final Judgment" entered on November 9, 2001, in LightPath Technologies, Inc. v. Leeburg, et. Al. C.A. No. 18021, commenced on May 2, 2000, in the Delaware Court of Chancery, New Castle County (the "Court Case"), modifying the "Stipulation of Settlement," filed on November 17, 2000 (the "Settlement"), and the Registration Statement on Form S-2, as amended, filed under the Securities Act of 1933 by LightPath Technologies with respect to the Options to be issued in connection with the Settlement (the "Registration Statement").

     The Court Case involved LightPath Technologies's Class E-1 Common Stock, Class E-2 Common Stock, and Class E-3 Common Stock (collectively, the Class E Shares) and their holders (collectively, the "Class E Shareholders"). Each Class E Share was automatically convertible into one share of Class A common stock in the event that LightPath Technologies's income before provision of income taxes and extraordinary items or any charges which result from the conversion of the Class E Shares was equal to or in excess of a minimum value of approximately $13.5 million in fiscal 2000. Under the terms of the Class E Shares, if the minimum value was not met as of fiscal year 2000,Lightpath Technologies was obligated to redeem each Class E Share for one thousandth of a cent ($.0001). Lightpath Technologies has contended that the minimum value was not met as of fiscal year 2000, and that it redeemed the Class E Shares as of September 30, 2000; however, Lightpath Technologies has refused to pay the redemption value of one thousandth of a cent ($.0001) until the Court Case was resolved

     Under the terms of the Settlement which resolves the Court Case, each Class E Shareholder who did not opt out of the Settlement can choose to receive:
(x)(i) one thousandth of a cent ($0.0001), plus an additional (ii) forty cents ($0.40) for each Class E share (the "Cash Alternative"); or (y)(i) one thousandth of a cent ($0.0001) for each Class E share, plus (ii) one Option in exchange for every one hundred (100) Class E shares held upon the surrender of the Class E stock certificates representing such shares (the "Option Alternative"). Each Option entitles the holder to purchase five (5) shares of the Company's Class A Common Stock at an exercise price of Three Dollars and Seventy-Three Cents ($3.73) per share.

                               DOCUMENTS EXAMINED

     In connection with the rendering of our opinion, we have examined the following:

     1.   The Settlement;
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     2.   The Registration Statement; and

     3. Such other documents, records, and matters of law as we have deemed necessary or appropriate in connection with rendering this opinion.

     In our review and examination of the foregoing, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or duplicate copies thereof. We have further assumed that the execution and delivery of any of the foregoing have been duly authorized by all necessary corporate actions in order to make the foregoing valid and legally binding obligations of the parties, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

                               FACTUAL ASSUMPTIONS

     In rendering this opinion, we have made the following assumptions as to factual matters.

     1. The representations and warranties of the parties contained in the documents listed in the section entitled Documents Examined that may be deemed material to this opinion are all true in all material respects; and

     2. The issuance of the Options, and all transactions related thereto or contemplated by the Settlement and the Registration Statement, shall be consummated in accordance with the terms and conditions of the applicable documents.

     3. While the factual issues are not entirely free from doubt, for federal tax purposes it is reasonable to conclude the following: (i) the Court Case is a contingency that prevents the exchange of the Class E Shares until such time that the transactions contemplated by Settlement are consummated; and (ii) the consideration paid under the Option Alternative is Lightpath Technologies consideration for the Class E Shares exchanged pursuant to the Option Alternative.

                             LIMITATIONS ON OPINION

     The following limitations apply with respect to this opinion:

     1. This opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder (including proposed Treasury regulations), and the interpretations thereof by the Internal Revenue Service and those courts having jurisdiction over such matters as of the date hereof, all of which are subject to change either prospectively or retrospectively. This opinion is in all respects qualified by the assumption that no significant changes in such authorities that would affect this opinion will be promulgated or occur between the date hereof and the issuance of the Options. No opinion is rendered with respect to the effect, if any, of any pending or future legislation or administrative regulation or ruling that may have a bearing on any of the foregoing. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented, or assumed herein or any subsequent changes in applicable law, regulations, or interpretations thereof. This opinion is not the equivalent of a ruling from, and is not binding on, the Internal Revenue Service, and there can be no assurance that the Internal
          Revenue Service or the courts will agree with the conclusions expressed herein.

     2. We have not been asked to render an opinion with respect to the Cash Alternative or any other federal income tax matters except those set forth below. Further, we have not been asked to render an opinion with respect to any foreign, state or local tax consequences of the Cash Alternative or Option Alternative. Accordingly, this opinion should not be construed as applying in any manner to any tax aspect of the Settlement other than as set forth below, and this opinion may not be relied on except with respect to the consequences specifically discussed herein.

     3. All factual assumptions set forth above are material to all opinions herein rendered and have been relied upon by us in rendering all such opinions. Any material inaccuracy in any one or more of the assumed facts may nullify all or some of the conclusions stated in such opinion.

                                     OPINION

     Based upon and subject to the foregoing, it is our opinion that (1) the issuance of the Options and cash pursuant to the Option Alternative in exchange for the Class E Shares should constitute a reorganization within the meaning of
Section 368(a)(1)(E); (2) the Company should be a party to a reorganization within the meaning of Section 368(b) of the Code; (3) no gain or loss should be recognized by the Class E Shareholders of the Company upon their receipt of an Option, except that a Class E Shareholder shall recognize gain to the extent the cash received by a shareholder pursuant to the Option Alternative, but no greater than the amount by which the value of the Options plus the cash received pursuant to the Option Alternative exceeds the Class E Shareholder's aggregate tax basis in the Class E Shares surrendered pursuant to the Option Alternative;
(4) the aggregate tax basis of the Options received by a Class E Shareholder of the Company should be the same as the aggregate tax basis of the Class E Shares exchanged pursuant to the Option Alternative, reduced by the amount of cash received pursuant to the Option Alternative and increased by the amount of gain recognized by the Class E Shareholder in connection with the Option Alternative; and (5) the holding period of the Options received in the exchange should include the holding period of the Class E Shares surrendered in the exchange, provided that such shareholder held the Class E Shares as a capital asset on the date of the exchange.

     Further, assuming that an Option is held as a capital asset, it is also our opinion that (1) the taxation of the disposition of an Option received in exchange for Class E shares should be governed by Section 1234 of the Code; (2) under Section 1234, a Class E Shareholder that sells an Option should realize a capital gain or loss that should be short-term or long-term, depending upon the holding period of the Option; (3) a Class E Shareholder that allows its Option to expire should realize a capital loss that should be short-term or long-term, depending upon the holding period of the Option; (4) if a Class E Shareholder exercises its Option to purchase Class A Shares, the tax basis of the Option should be added to the aggregate tax basis of the purchased Class A Shares, and
(5) the holding period of Class A Shares acquired through exercise of an Option received in exchange for Class E Shares should not include the holding period of the Option.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein as special tax counsel. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                             Respectfully submitted,

                             /s/ Squire Sanders & Dempsey L.L.P.

                             SQUIRE, SANDERS & DEMPSEY L.L.P.